Exhibit 99.1

Sorrento closes private placement with Yuhan Corporation

SAN DIEGO, May 2, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, announced today that it has closed its previously announced private placement of common stock and warrants with Yuhan Corporation (000100.KS; “Yuhan”) of South Korea for gross proceeds of $10 million.

Yuhan, one of the largest and most respected pharmaceutical companies in South Korea, purchased 1,801,802 shares of common stock at $5.55 per share and a warrant to purchase 235,294 shares of common stock. The warrant is exercisable for three years at an exercise price of $8.50 per share.

On April 4, 2016, Sorrento announced definitive agreements for up to $150 million in separate private placements. Yuhan is the first investor to close in the previously announced private placement of common stock and warrants in Sorrento. The remaining investors in the private placements are completing due diligence. Sorrento expects the other private placements to close by the end of May 2016. Proceeds from the financing with Yuhan will primarily be used to support the development of Sorrento’s product pipeline and for general corporate purposes.

In addition to the private placement transaction, Sorrento and Yuhan recently entered into an agreement to form ImmuneOncia Therapeutics, LLC, a joint venture to develop and commercialize a number of immune checkpoint antibodies against undisclosed target for both hematological malignancies and solid tumors.

“We greatly appreciate Yuhan’s confidence in Sorrento and we are pleased that we have further strengthened our relationship with a proven leader in healthcare,” said Dr. Henry Ji, President and CEO of Sorrento. “We are encouraged by the progress of the multiple immunotherapy products in our portfolio and the funds from this financing will provide us the capital needed to accelerate our development plans,” added Dr. Ji.

The shares, warrant and shares issuable upon exercise of the warrant have not been registered under the Securities Act of 1933, as amended, or with any securities regulatory authority of any State or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expected closing of the additional private placements; Sorrento’s proposed joint venture with Yuhan; Sorrento’s and its subsidiaries’ prospects; Sorrento’s expectations for its technologies and collaborations; Sorrento’s and its subsidiaries’ advances made in developing antibody drug conjugates (ADCs), human monoclonal antibodies using its proprietary G-MAB fully human antibody technology and any of their other respective technologies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2016 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com